EXHIBIT 10.6
FIRST AMENDMENT TO LEASE AGREEMENT
     This First Amendment to Lease Agreement (the “First Amendment”), dated this 10th day of June, 2002, is by and between WILDWOOD ASSOCIATES, a Georgia general partnership (the “Landlord”) and MANHATTAN ASSOCIATES, INC., a Georgia corporation (the “Tenant”);
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated June 25, 2001 (the “Lease”) for that certain office space known as 2300 Windy Ridge Parkway, Suite 700, Atlanta, Georgia 30339, containing 135,398 square feet of Rentable Floor Area (the “Demised Premises”);
     WHEREAS, Tenant wishes to exercise its option to lease a portion of the Expansion Space, as described in paragraph 2 of the Special Stipulations to the Lease, and increase the square footage of the Demised Premises;
AGREEMENT:
     NOW THEREFORE, in consideration of the mutual promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, effective on the Effective Date, as hereinafter defined, Landlord and Tenant hereby agree as follows:
     1. This First Amendment is effective on January 2, 2003, which is the date Landlord shall deliver the First Expansion Space to Tenant, so that work can commence therein (the “Effective Date”). Landlord and Tenant agree that all the terms and conditions of the Lease, pertaining to the First Expansion space, are to be in full force and effect as of the Effective Date, except for the payment of Base Rental and Tenant’s Additional Rental.
     2. Approximately 2,470 rentable square feet located on the 3rd floor of the Building, shown on Exhibit “A” attached hereto and incorporated hereby by reference (the “First Expansion Space”), shall be added to the Demised Premises, thereby increasing the square feet of Rentable Floor Area of the Demised Premises from 135,398 square feet to 137,868 square feet.
     3. a) Tenant, at Tenant’s sole cost and expense, shall cause plans to be prepared by an architect (the “Plans”), for improvements to be constructed, by Tenant within the First Expansion Space (the “Tenant Improvements”), pursuant to Exhibit “D” of the Lease. The Plans shall be subject to approval by Landlord, such approval not to be unreasonably withheld, and which approval shall be given by Landlord within five (5) business days after receipt by Landlord of the Plans from the architect or from Tenant, as the case may be, and if not rejected within such time, specifying reasons therefor, such shall be deemed approved.
          b) Tenant agrees to pay to a tenant coordinator, designated by Landlord, a fee for the review of the Plans, in an amount equal to ten cents ($.10) per square feet of Rentable Floor Area of the First Expansion Space.
          c) Landlord agrees to contribute an allowance of twenty-four thousand seven hundred dollars ($24,700.00), calculated at the rate of $10.00 per square foot of Rentable Floor Area of the First Expansion space of 2,470 square feet (the “First Expansion Space Construction Allowance”), for the Plans and

construction of the Tenant Improvements within the First Expansion Space and any portion of the initial Demised Premises.
          d) The cost of preparing the Plans and construction of the Tenant Improvements in excess of the First Expansion Space Construction Allowance shall be paid by Tenant (the “Tenant Costs”).
          e) Landlord will provide the First Expansion Space Construction Allowance to Tenant within thirty (30) days after Tenant provides Landlord reasonable evidence of the expenditure of such funds in connection with the Tenant Improvement to (or, equipment, furniture or fixtures within) the First Expansion Space and/or any portion of the initial Demised Premises).
          f) Notwithstanding any of the above, Tenant agrees to accept the First Expansion Space, in its then existing condition (on an “as is” basis).
     4. Notwithstanding anything contained in this First Amendment, Landlord and Tenant acknowledge that execution of this First Amendment by Landlord is contingent and effective only upon the vacation of the existing tenant of the First Expansion Space before the Effective Date. Further, if Landlord is unable to regain possession of the First Expansion Space and deliver possession to Tenant on or before the Effective Date, then the Effective Date of “January 2, 2003” shall be delayed a day for every date after January 2, 2003 that the First Expansion space is not available to Landlord. Landlord will use all reasonable efforts to regain possession of the First Expansion Space from the existing tenant and deliver possession to Tenant on the Effective Date and in the event the Effective Date is delayed in excess of six (6) months from the “January 2, 2003” date, then, at Tenant’s option, either i) Landlord will use all reasonable efforts to provide a substitute for the First Expansion Space, within the building; or, ii) this First Amendment shall be deemed null and void.
     5. The “Rental Commencement Date for the First Expansion Space” shall begin on the earlier of i) sixty (60) days following the Effective Date, or ii) the date Tenant first takes possession and occupies the First Expansion Space for the purpose of conducting business therein; provided, however, that the installation of furniture or communication equipment does not constitute the conduct of Tenant’s business therein. Base Rental for the First Expansion Space shall be calculated at the then current annual rate per square foot of Rentable Floor Area for the Demised Premises and subject to increases as provided in the Lease. Tenant’s proportionate share for the payment of Tenant’s Additional Rental shall increase to include the Rentable Floor Area of the First Expansion Space.
     6. The parties hereto acknowledge that in this transaction, COUSINS PROPERTIES INCORPORATED, a Georgia corporation, has acted as agent for Landlord and INSIGNIA/ESG, INC., a Delaware corporation, has acted as agent for Tenant and shall be paid a commission by Landlord, pursuant to a separate agreement, for representation. Landlord and Tenant each represent and warrant to the other that, except as provided herein, neither of them has employed or dealt with any broker, agent or finder in the negotiations of this First Amendment and each party shall indemnify and hold the other party harmless from and against any liability, claim, damage, cost or expense in the event of the inaccuracy of such representations and warranties.
     7. All capitalized terms used herein, and not otherwise defined herein, shall have the meanings ascribed to them in the Lease.
     8. Except as modified herein, all other terms and conditions of the Lease, as the same may have been previously modified from time to time, between the parties above described shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date and year first above written.
LANDLORD:
WILDWOOD ASSOCIATES,
a Georgia general partnership

By:	COUSINS PROPERTIES INCORPORATED,
its managing general partner

By:	/s/ Jack A. LaHue

	Jack A. LaHue	(print or type name)

Its:	Senior Vice President
[Corporate Seal]
TENANT:
MANHATTAN ASSOCIATES, INC.
a Georgia corporation

By:	/s/ Tom W. Williams

	Thomas W. Williams	(print or type)
Its:	SVP & CFO

[Corporate Seal]

[Architectural Drawing — Floor 3 Plan]
2300 Windy Ridge Parkway
Atlanta, Georgia 30339
A Development of Cousins Properties
4.15.02
2,111 USABLE SQUARE FEET +
2,470 RENTABLE SQUARE FEET +
(17% COMMON AREA FACTOR)
This floor plan is intended only to show the general layout of the property or a part thereof. Landlord reserves the right to alter, vary, add to or omit in whole or in part, any structures, and/or improvements, and/or common areas shown on this plan. This plan is not to scale and all measurements and distances are approximate.
EXHIBIT “A”
First Expansion Space